EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

deCODE genetics, Inc.

deCODE genetics, Inc., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:

1.             Article I of the Corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Article I The name of the corporation is DGI Resolution, Inc. (the “Corporation”).”

2.             The foregoing amendment has been duly adopted in accordance with the provisions of Sections 242 and 303 of the General Corporation Law of the State of Delaware.  On November 16, 2009, the Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (“the Court”), and the provision for said amendment is contained in a decree or order of the Court.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Amended and Restated Certificate of Incorporation to be duly executed in its corporate name on this 27th day of January, 2010.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson, President